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Wells Fargo & Company

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Investor Presentation Spring 2022 © 2022 Wells Fargo Bank, N.A. All rights reserved.

Executive Summary • Wells Fargo enhanced its engagement efforts and discussed key topics of interest to our investors, including potential changes to our executive compensation program and enhancements to our disclosure. • The Board’s composition and leadership is a result of our thoughtful refreshment, evaluation process, and succession planning; we nominated three new independent directors in February who expand the Board’s diversity, perspectives, and skills. • Our continued focus on efficiency improvements and our ongoing work to put legacy issues behind us contributed to significantly improved year-over-year financial results and execution on strategic priorities. • The HRC closely studied and discussed shareholder feedback in evaluating potential changes to our executive compensation program, ultimately approving several structural changes to our program and enhancements to our disclosure; this included providing additional details on the performance assessment and enhancing the disclosure around the HRC’s process for determining variable incentive compensation. • Our long-term incentive plan aligns interests of plan participants with shareholders, facilitates retention, and rewards performance over the long-term; approval of the plan will allow the Company to grant additional equity awards. • Robust Board oversight and governance structures provide accountability for, and leadership over, Environmental, Social, and Governance (ESG) and Diversity, Equity and Inclusion (DE&I) efforts. • Our Board believes that its strong oversight over the areas of focus in the shareholder proposals on our ballot, coupled with our existing policies, practices, reporting, and disclosures, effectively addresses the requests noted within each proposal. • Wells Fargo measures and manages risk as part of our business, including in connection with the products and services we offer to our customers. Our top priority is to strengthen our Company by building the right risk and control infrastructure. 2

See Proxy, pages 3 to 5, for more information on our investor engagement program Investor Engagement Program Overview Wells Fargo enhanced its engagement efforts and discussed key topics of interest to our investors, including potential changes to our executive compensation program and enhancements to our disclosure. Investor Engagement Following the 2021 Annual Meeting Following the vote of 57% support on Say on Pay at the 2021 Annual Meeting, Wells Post-2021 Annual Meeting (1) Fargo conducted a robust investor outreach program, focusing on potential changes to Engagement our executive compensation program and enhancements to our disclosure in response to shareholder feedback 47% of total ü Human Resources Committee Chair Ron Sargent participated in 10 meetings outstanding shares ü Engagement included 16 investors who voted against Say on Pay, and 10 investors Total Outreach with whom we did not engage prior to our 2021 Annual Meeting Through the engagements, Wells Fargo received positive feedback on the proposed 44% structural changes and disclosure enhancements of total outstanding shares ü Investors reacted favorably to Wells Fargo’s responsiveness to raised concerns with the proposed structural changes to our program and disclosure enhancements Total Engagement ü See Slide 6 for more details on the feedback we received from investors on our executive compensation program and the actions taken in response 30% of total outstanding Wells Fargo also solicited feedback on the following topics: financial performance, shares business and strategy, community engagement, Board oversight of risk and regulatory matters, Board composition and Board diversity, Company performance and progress on HRC Chair Participation regulatory matters, ESG disclosures and practices, and DE&I goals and metrics 3 (1) Represents approximate ownership of shares outstanding as of 31-Dec-2021.

*See Proxy, pages 7 to 13, for full biographies on our nominees and page 17 for information on their qualifications and experience*

# Diverse and Experienced Board of Directors

The Board's composition and leadership is a result of our thoughtful refreshment, evaluation process and succession planning; we nominated three new independent directors in February who expand the Board's diversity, perspectives, and skills.

## Our Director Nominees



**Charles W. Scharf**

CEO and President, Wells Fargo & Company

**Committees:** None



**Steven D. Black ★**

Retired Co-CEO of Bregal Investments; former Vice Chairman, JPMorgan Chase & Co.

**Committees:** FC*, HRC



**Mark A. Chancy**

Retired Vice Chairman and Co-Chief Operating Officer, SunTrust Banks, Inc.

**Committees:** AC, RC



**Celeste A. Clark**

Principal, Abraham Clark Consulting, LLC; retired Sr. VP, Global Public Policy and External Relations, and Chief Sustainability Officer, Kellogg Company

**Committees:** CRC*, GNC



**Theodore F. Craver, Jr.**

Retired Chairman, President, and CEO, Edison International

**Committees:** AC*, FC, GNC



**Richard K. Davis ★**

CEO and President, Make-A-Wish Foundation; retired CEO, U.S. Bancorp

**Committees:** N/A



**Wayne M. Hewett**

Senior Advisor, Permira; Chairman, DiversiTech Corporation; Chairman, Cambrex Corporation

**Committees:** CRC, GNC*, HRC, RC



**CeCelia "CeCe" Morken ★**

Retired CEO and President, Headspace

**Committees:** N/A



**Maria R. Morris**

Retired Executive Vice President and Head of Global Employee Benefits business, MetLife, Inc.

**Committees:** HRC, RC*



**Felicia F. Norwood ★**

Executive Vice President and President, Government Business Division, Anthem, Inc.

**Committees:** N/A



**Richard B. Payne, Jr.**

Retired Vice Chairman, Wholesale Banking, U.S. Bancorp

**Committees:** RC



**Juan A. Pujadas**

Retired Principal, PricewaterhouseCoopers LLP; former Vice Chairman, Global Advisory Services, PwC Intl.

**Committees:** FC, RC



**Ronald L. Sargent**

Retired Chairman and CEO, Staples, Inc.

**Committees:** AC, GNC, HRC*



**Suzanne M. Vautrinot**

President, Kilovolt Consulting Inc.; Major General and Commander, U.S. Air Force (retired)

**Committees:** CRC, RC

| | |
|---|---|
| AC | Audit Committee |
| CRC | Corporate Responsibility Committee |
| FC | Finance Committee |
| GNC | Governance and Nominating Committee |
| HRC | Human Resources Committee |
| RC | Risk Committee |
| * | Committee Chair |
| ★ (blue) | New Director Nominee |
| ★ (red) | Independent Chairman |

| Qualifications and Experience of our Director Nominees | | | Board Diversity of our Director Nominees | | Commitment to Refreshment Provides Fresh Perspectives | |
|---|---|---|---|---|---|---|
| **64%** | **93%** | **71%** | **29%** | **36%** | **3.5** | **100%** |
| financial services experience | risk management experience | human capital management experience, including succession planning | racially / ethnically diverse director nominees | women director nominees | average years of current independent director nominees tenure** | of standing Board committee chair roles rotated since 2017 |

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** Based on completed years of service from date first elected to Board. As of 14-Mar-2022.

See Proxy, page 74, for more information on our 2021 financial performance 2021 Financial Performance Overview Wells Fargo's execution on strategic priorities, including a continued focus on efficiency improvements, a recovering economy, and our ongoing work to put legacy issues behind us contributed to significantly improved year-over-year financial results. (1) Total Shareholder Return (USD) 55 +61% 50 45 40 35 30 25 Key 2021 Highlights (2) Total Revenue Net Income Diluted Earnings Per Efficiency Ratio (billions) (billions) (lower % indicates greater efficiency) Common Share 2020 $74.3 2020 $3.4 2020 $0.43 2020 78% 2021 $78.5 2021 $21.5 2021 $4.95 2021 69% (1) Total Shareholder Return reflects the closing price adjusted for cash dividends on the ex-dividend date; based on S&P Global Market Intelligence/S&P Capital IQ Pro data. 5 (2) The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

See Proxy, pages 63 to 87, for our full Compensation Discussion and Analysis Responsive Compensation Changes The HRC closely studied and discussed shareholder feedback in evaluating potential changes to the executive compensation program, ultimately approving several structural changes to our program and enhancements to our disclosure. What We Heard from Shareholders How We Responded Proxy Reference Page 73 (see pages 77 Goals: Preference for more disclosure Enhanced description of the goals used to evaluate individual about the goals used to evaluate individual to 78 for sample NEO performance NEO Performance application) Performance Assessment: Preference for Provided additional detail on the performance assessment more disclosure about the factors the HRC Pages 72 to 73 process used by the HRC considers in assessing performance Variable Incentive Process: Preference for Enhanced the disclosure around the HRC’s process for Page 73 (see page 78 more disclosure about the process to determining variable incentive compensation, including for sample application) determine variable incentive compensation application of performance achievement levels Pay Mix: Preference for a higher proportion Increased the weight of Performance Shares in the CEO’s equity of performance-based long-term equity in mix to 65% with the remaining 35% in Restricted Share Rights Page 70 CEO pay mix (RSRs) (previously, split 50% / 50%) Relative Performance Link: Preference for Reintroduced relative Return on Tangible Common Equity inclusion of a relative measure in our (ROTCE) performance in our Performance Share design, Page 70 Performance Share design weighted at 25% (previously, 100% absolute ROTCE) Increased the target performance goal required for three year Performance Criteria: Focus on average absolute ROTCE performance to achieve a target payout Page 70 maintaining rigorous performance criteria or above Re-evaluated the structure and rigor of TSR in the Performance (1) Total Shareholder Return (TSR) : Share Award (PSA) program; payouts will be adjusted upward by Preference for increased rigor of the TSR 20% if our TSR is at or above the 75th percentile and will be Page 70 structure reduced by 20% if our TSR is below the 25th percentile, and there will be no upward adjustment if our absolute TSR is negative 6 (1) Refer to the 2022 Proxy Statement, Additional Notes, Note 1, on page 138 for a further discussion of TSR for the Performance Share Award program. Structural Changes Enhanced Disclosure

See Proxy, pages 72 to 73 for more information on the performance assessment and variable incentive determination process Total Variable Incentive Compensation Process The performance assessment and variable incentive determination process aligns incentive compensation with performance and prudent risk oversight. • The HRC selects financial and non-financial goals that closely align with the Company’s key value drivers, strategic plan, and risk and control framework. Company Goals • For 2021, the HRC selected many of the same goals that were included in 2020, as well as additional goals that the HRC believed increase alignment with the Company’s strategic focus areas. Customer-Centric ESG (including DE&I Risk, Regulatory, Talent and Technology and Operational Financial Culture and and Community & Control Leadership Innovation Excellence Conduct Engagement) • The HRC uses a disciplined approach in establishing goals that incentivize NEOs to deliver on strategic priorities. Individual • Goals are established at the beginning of each year, tailored to each NEO’s area of responsibility and reinforced Goals throughout the year. At the end of the year, results from the performance assessment against these goals are tied directly to the NEO’s variable incentive compensation. Risk, Regulatory, & Control Financial Talent, Leadership, & Culture / DE&I Strategy, Technology, & Innovation (1) Total Variable Incentive Compensation Process Total Total Variable Variable Individual Performance Company Performance Performance Incentive Incentive Achievement Target Compensation Weighting Achievement Weighting Achievement CEO 65% % % 35% % $ $ The performance assessment also provides the HRC with the ability to reduce an individual NEO’s performance achievement level to zero for failures in risk management, including misconduct. 7 (1) The total variable incentive compensation process for Functional NEOs weighs Company Performance at 50% and Individual Performance at 50%. The total variable incentive compensation process for Line-of-Business NEOs weighs Company Performance at 30%, Line-of-Business Performance at 20%, and Individual Performance at 50%.

See Proxy, pages 100 to 106, for our full discussion on our 2022 Long-Term Incentive Plan

# Overview of the 2022 Long-Term Incentive Plan Proposal

Our long-term incentive plan aligns interests of plan participants with shareholders, facilitates retention, and rewards performance over the long-term; approval of the plan will allow the Company to grant additional equity awards.

**Prudent Share Request**

| | |
|---|---|
| **Share Request** | • Asking for an additional 80M shares(1) |
| **Duration** | • Estimated to enable the Company to grant additional equity awards for ~3-4 years |
| **Eligibility** | • Employees, directors, and certain former employees (with respect to certain compensation earned while employed)<br>• For context, approximately 18,000 of our employees participated in 2021 |
| **Burn Rate** | • Our three-year average annual gross burn rate for fiscal years 2019-2021 was 0.67% |
| **Dilution** | • Estimated total potential dilution of ~5.3%<br>• We repurchased $14.5B of common stock in 2021 as part of a capital plan to repurchase ~$18B for the four quarter period beginning Q3 2021 through Q2 2022 |

**Shareholder-Aligned Plan Features & Practices**

**Plan Features**

- ✓ 1-year minimum vesting for 95% of shares granted
- ✓ $750,000 annual director compensation limit; $1.5M for Chair
- ✓ Double-trigger change-in-control vesting provision
- ✓ 10-year max term for options and stock appreciation rights
- ✓ No "evergreen" provision
- ✓ No discounted options or reload options
- ✓ No excise tax gross-up benefits
- ✓ Prohibits the payment of dividends prior to vesting

**Plan Practices**

- ✓ Stock Ownership Policy strengthens stock retention requirements *(see page 48 of Proxy)*
- ✓ Robust Clawback and Forfeiture Policy discourages unnecessary or inappropriate risk taking *(see page 84 of Proxy)*

**Low Historical Burn Rate & Total Potential Dilution**

| Metric(2) | 2019 | 2020 | 2021 |
|---|---|---|---|
| Burn Rate | 0.6% | 0.6% | 0.8% |
| Total Potential Dilution | 7.2% | 6.5% | 5.3% |

(1) If shareholders approve the 2022 LTIP, 132,439,684 shares will be issuable after its approval, minus twice the number of shares that are awarded under the LTICP after February 7, 2022, including those awarded to non-employee directors on the date of the 2022 Annual Meeting. Any shares with respect to awards currently outstanding under the LTICP that are forfeited, canceled, or settled in cash will also be made available for grant under the 2022 LTIP.

(2) See definitions on page 100 of the Proxy.

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See our ESG Report for more information on oversight of our ESG and DE&I efforts Robust Oversight of ESG Priorities Robust Board oversight and governance structures provide accountability for, and leadership over, ESG and DE&I efforts. Board Oversight Senior Leadership Our Board believes that its strong oversight over the areas of focus in the shareholder proposals on our ballot Head of Diverse Segments, Chief Sustainability Officer (outlined on slides 11-13), coupled with our existing Representation and Inclusion policies, practices, reporting, and disclosures, effectively addresses the requests noted within each proposal Responsible for driving enterprise ESG Reports to the CEO; responsible for programs, leading the progress towards our Corporate Responsibility advancing DE&I efforts in the marketplace enterprise climate initiatives, and establishing and the workplace Committee the Institute for Sustainable Finance Oversees our strategies, policies, and programs on social and public responsibility, and relationships and enterprise reputation with Advisory Councils external stakeholders on those matters Diversity, Equity, and Inclusion ESG Disclosure Council Councils (Established for all business lines and functions) Provides senior-level accountability for ESG Collaborate with senior leadership; focus on reporting and disclosures, and considers Human Resources Committee workforce, marketplace, and advocacy ways to address gaps and deficiencies outcomes Oversees DE&I efforts and regularly engages in DE&I discussions; the full Board receives External Stakeholder Advisory Council DE&I updates Provides insights and feedback from external sources; focused on deepening our understanding of current and emerging ESG issues that are relevant to our stakeholders 9

See Proxy, pages 31 to 34, and our Environmental and Social Risk Management Framework Ongoing Focus on Risk Management Oversight We measure and manage risk as part of our business, including in connection with the products and services we offer to our customers. Our top priority is to strengthen our Company by building an appropriate risk and control infrastructure. Risk Oversight and Governance ü In 2020, we announced an enhanced organizational structure to manage risk across the Company, including five line-of- business chief risk officers reporting to our Chief Risk Officer (CRO), as well as a new Chief Compliance Officer and Chief Operational Risk Officer ü The Board carries out its risk oversight responsibilities directly and through its Committees. All Board Committees report to the full Board about their activities, including risk oversight-related matters ü The Risk Committee approves the Company’s Risk Management Framework and oversees its implementation. It also monitors the Company’s adherence to its Risk Appetite and oversees the Independent Risk Management function ü The Enterprise Risk & Control Committee (ERCC) is a management governance committee that governs the management of all risk types; each principal line of business and enterprise function also has a risk and control committee with a mandate that aligns with the ERCC Three Lines of Defense Within our Risk Operating Model The front line, composed of business groups and certain Independent Risk Management Internal Audit activities of enterprise functions This model creates necessary interaction, interdependencies, and ongoing engagement among the three lines of defense. 10

See Proxy, pages 114 and 116 to The Board Recommends a Vote AGAINST Each 117, for full opposition statements Shareholder Proposal Shareholder Key Reasons Why the Request in the Shareholder WFC Policies / Disclosures Already in Place that Proposal Proposal is Not Appropriate or Necessary Address These Topics Policy for • Our existing Clawback and Forfeiture Policy is • Our Clawback and Forfeiture Policy permits clawback Management broader than the proposed policy in several ways. of equity-based compensation and certain cash Pay Clawback compensation and empowers the Company to hold Authorization employees accountable for lesser triggers than • The proposed policy disregards individual violations of law, which is the only trigger requested responsibility, which goes against our core by the proposal, including misconduct and risk compensation principle of linking pay to events. performance, and is inconsistent with practices of our peers. • Our Clawback and Forfeiture Policy, stock ownership requirements, and Code of Ethics and Business • Subjecting compensation to a risk of forfeiture Conduct incentivize long-term performance while irrespective of personal responsibility and in a discouraging excessive risk-taking. manner inconsistent with market practice would harm shareholder interests by hampering our ability to attract and retain top talent. Report on • The requested report could provide confidential, • Our Incentive Compensation Risk Management Incentive- sensitive, and competitive information about our (ICRM) and performance management programs are Based incentive compensation practices in that it would responsive to the incentive compensation risk Compensation require us to disclose an extensive level of detail concerns raised in this proposal. and Risks of regarding compensation for a large group of Material Losses employees. • Through our ICRM program, we identify and provide for heightened oversight of employees in roles that • This information could facilitate recruitment of may be able, individually or as a group, to expose the employees by our competitors, and does not Company to material risk. meaningfully add to the substance of our disclosures. 11

See Proxy, pages 119 and 125 to The Board Recommends a Vote AGAINST Each 126, for full opposition statements Shareholder Proposal Shareholder Key Reasons Why the Request in the Shareholder WFC Policies / Disclosures Already in Place that Proposal Proposal is Not Appropriate or Necessary Address These Topics Racial and • Our current practices to continue to enhance our • Our director nomination process includes, as one of Gender Board Board diversity and our robust disclosures in our its criteria, consideration of gender, race, and ethnic Diversity proxy statement are responsive to the concerns diversity. Report raised in this proposal. • 36% of our director nominees are women and 29% are racially/ethnically diverse. Two of our new independent director nominees enhance our Board’s diversity. • We provide robust disclosures of our commitment to board diversity, including the process for recruiting diverse candidates, and a matrix with Board members’ self-identified gender, race, and ethnicity. Conduct a • We do not believe that performing a Racial Equity • We have significant and ongoing DE&I initiatives and Racial Equity Audit ultimately serves the best interests of our existing / planned future disclosures of our efforts. Audit shareholders given our comprehensive approach to • We added Diverse Segment Leader roles in each DE&I, with continued oversight from our Board, customer-facing line of business, linked DE&I management accountability, and our robust DE&I outcomes to compensation, and launched a number disclosures. of initiatives to support communities of color and address systemic economic inequities. • We recently published our Priority Recommendations of the Wells Fargo Human Rights Impact Assessment and Actions in Response report; the HRIA was conducted by a third party to help us gain better insights into where our stakeholders perceive we have human rights impacts, and includes a specific focus on DE&I. • We expanded our efforts to advance racial equity in homeownership, committing to annually assess and publicly disclose our progress. (See News Release) 12

See Proxy, pages 123, 121, and 127 to 128, for full opposition The Board Recommends a Vote AGAINST Each statements Shareholder Proposal Shareholder Key Reasons Why the Request in the Shareholder WFC Policies / Disclosures Already in Place that Proposal Proposal is Not Appropriate or Necessary Address These Topics Climate • The scenario cited in the proposal assumes no new • Wells Fargo set a goal of net-zero greenhouse gas Change Policy oil and gas developments required to attain net-zero; emissions by 2050 and committed to setting interim conditioning our financing on this assumption is an emissions targets for the Oil & Gas and Power ineffective and impractical way to manage lending portfolios by the end of 2022. (See News Release) practices or further our net-zero goal. • Our target-setting, participation in financing the new • Adopting the requested policy would effectively capabilities and resources of Oil & Gas companies, preclude us from offering general purpose loans to and investment in renewable solar and wind power the Oil & Gas sector, an unreasonable approach projects facilitates an orderly and balanced transition based on current energy usage and the potential away from high-emitting hydrocarbons. negative impacts on the U.S. economy. See also our recent announcement on joining the Net-Zero Banking Alliance Report on • Developing the report requested by the proposal • Our policies and procedures, including a robust due Respecting would be both time consuming and costly without diligence framework for analyzing transactions that Indigenous adding significant value to our shareholders. may impact an indigenous community, take into Peoples’ Rights account the responsibility of respecting the rights of Indigenous Peoples in how we conduct business. • The requested report would require inappropriate disclosure of proprietary business decisions, as well as confidential information about customers.• Our Indigenous Peoples Statement articulates our commitment to treating all Indigenous Peoples with dignity and respect, and to responsible financing • Providing the requested report does not ultimately when our financing may impact their communities. serve the best interests of our shareholders Charitable • The Board believes that the disclosures currently in • We provide robust disclosures of our charitable Donations place are fully responsive to the proposal. contributions, including the process, approach, and Disclosure rationale for contributions, and information about the grant application process; we also provide access to more detailed information of our donations. 13

Forward-Looking Statements and Website References This document contains forward-looking statements. In addition, we may make forward-looking statements orally as part of our presentation. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies. Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Investors are urged to not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward- looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For more information about factors that could cause actual results to differ materially from expectations, refer to the “Forward-Looking Statements” discussion in our most recent Quarterly Report on Form 10-Q, as well as to Wells Fargo’s other reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. We assume no liability for any third-party content contained on the referenced websites. 14

Thank you 15